                                                                  EXHIBIT 11
                        COMPUTER SCIENCES CORPORATION

                      CALCULATION OF EARNINGS PER SHARE
                  (In thousands except earnings per share)
                             Third Quarter Ended        Nine Months Ended
                            ______________________    ______________________
                             Dec. 29,    Dec. 30,      Dec. 29,    Dec. 30,
                               1995        1994          1995        1994
                            __________  __________    __________  __________
Net income                  $  36,011   $  26,748     $  94,081   $  71,493
                            ==========  ==========    ==========  ==========
Shares:
 Weighted average shares
   outstanding                 55,781      50,951        55,550      50,824
 Common stock
   equivalents                  1,699       1,554         1,641       1,510
                            __________  __________    __________  __________
 Total for primary and
   fully diluted               57,480      52,505        57,191      52,334
                            ==========  ==========    ==========  ==========
Earnings Per Share:

   Primary and fully
      diluted*              $    0.63   $    0.51     $    1.65   $    1.37
                            ==========  ==========    ==========  ==========



* The fully diluted calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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